Exhibit 10.21

Shereen P. Jones joined the Company to serve as its Executive Vice President, Chief Financial and Investment Officer on February 25, 2002. Ms. Jones’ annual base salary for 2002 is $265,000. Ms. Jones is entitled to an annual bonus of up to 82.5% of her annual base salary based upon performance criteria established by the Board of Directors. Ms. Jones would be entitled to severance in the amount of two times her then base salary and 50% of her maximum bonus potential for each of the two years as well as continuation of benefits for up to a two year period and immediate vesting of all unvested share options and share grants in the event of a change in control of the Company or if she is terminated without cause. Ms. Jones is entitled to the use of an automobile, medical and dental benefits, vacation and sick leave and certain other benefits available to the Company’s other executive officers. Ms. Jones was granted options to purchase an aggregate of 250,000 Common Shares under the Company’s Long-Term Incentive Plan at an exercise price of $8.40. A total of 100,000 of Ms. Jones’ options vest ratably over a three year period commencing with her hire date. The remaining 150,000 options vest only if the Company’s common share price meets targeted thresholds within four years of her hire date. Upon hiring, Ms. Jones was also granted 15,000 restricted common shares which vest ratably over three years. An additional 5,000 restricted common shares were awarded as a matching grant vesting over three years as Ms. Jones purchased 5,000 shares upon employment with the Company. Up to an additional 45,000 restricted common shares may be earned by Ms. Jones upon the Company’s common share price achieving established thresholds as mentioned above. In addition, as each threshold is met (three in total), Ms. Jones has the right to receive a 5,000 restricted common share matching grant upon her purchase of 5,000 common shares at its current price. The Company also agreed to reimburse Ms. Jones for certain of her relocation expenses.